Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-221216 and 333-250963), the Registration Statement on Form S-1 (Registration No. 333-273207) and the Registration Statements on Form S-3 (Registration Nos. 333-275634) of our report dated March 25, 2025 relating to the consolidated financial statements of Microbot Medical Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

March 25, 2025